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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                                  -------------


PATAPSCO BANCORP, INC.
For further information contact Michael J .Dee, President 410-285-9313

          Patapsco Bancorp, Inc. Announces Annual and Quarterly Results

         Baltimore, Md. July 25, 2008 - Patapsco Bancorp, Inc. (OTC, Electronic
Bulletin Board: PATD), the parent company of The Patapsco Bank, announces its unaudited earnings of $1,377,000 or $.71 diluted earnings per share for its fiscal year ending June 30, 2008 as compared to audited net income of $1,185,000 or $.61 diluted earnings per share for the prior year. This represents a $192,000 or a 16.2% increase in net income and a 16.4% increase in diluted earnings per share.

         For the quarter ended June 30, 2008 the Company incurred a net loss of $273,000 or $.14 diluted earnings per share as compared to net income of $329,000 or $.17 diluted earnings per share for the prior year comparable period.

         The Company's results were significantly impacted by the year to date and quarterly provisions for loan losses of $1.9 million and $1.0 million. The annual results were also impacted by $300,000 in expenses related to the terminated merger agreement with Bradford Bancorp as well as the $2.0 million termination fee received from Bradford Bancorp in the form of a promissory note.
In the quarter ended June 30, 2008, the Company received a new appraisal from the lead bank on the property securing its largest problem asset. As a result of this appraisal, the carrying value of this asset was reduced by $740,000 to $1.1 million.

         For the year the Company's return on average assets and return on average equity were .53% and 7.13% respectively.

          As of June 30, 2008, Patapsco Bancorp, Inc. reported assets of $261 million and total stockholders' equity of $19.4 million compared to $255 million and $18.9 million at June 30, 2007, the Company's previous fiscal year end.

         In regards to credit quality, the Company's non-performing assets were 0.97% of total assets at year-end compared to .19% the previous year. The
Company has no loans or leases 90 days past due that are still accruing interest. The Patapsco Bank remains well capitalized at all levels.

         Attached hereto is a summary of the unaudited financial highlights for the periods.

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          The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm and Carney and its Baltimore
City office located in Hampden.

         When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate,"
"project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp's financial performance and could cause Patapsco Bancorp's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

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                                                        For the Twelve Months             For the Three Months Ended
                                                             June 30,                               June 30,
                                                       -----------------------           ----------------------------
   (Dollars in thousands, except per share data)           2008          2007                   2008          2007
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
OPERATING RESULTS:
Interest income                                           $17,191       $16,426                 $4,145        $4,295
Interest expense                                            8,565         7,503                  2,003         2,035
                                                          -------       -------                 ------        ------
Net interest income                                         8,626         8,923                  2,142         2,260
Provision for loan losses                                   1,920           430                  1,020           145
                                                          -------       -------                 ------        ------
Net interest income after provision                         6,706         8,493                  1,122         2,115
   for loan losses
Other Noninterest income                                    2,819           866                    195           240
Noninterest expense                                         7,373         7,447                  1,773         1,804
Provision for income taxes                                    775           727                   (183)          222
                                                          -------       -------                 ------        ------
Net income                                                $ 1,377       $ 1,185                  ($273)       $  329
                                                          =======       =======                 ======        ======
PER SHARE DATA:
Net income per share, basic                                 $0.72         $0.62                 ($0.14)        $0.17
Net income per share, diluted                               $0.71         $0.61                 ($0.14)        $0.17

Book Value per common share                                $10.12         $9.83
Tangible Book Value per Share (1)                           $8.42         $8.11
Period End Stock Price                                      $7.20        $22.75
Stock Price as a percentage of tangible book value         85.51%       280.52%

PERFORMANCE RATIOS: (2)
Return on average assets                                    0.53%         0.48%                 -0.42%         0.52%
Return on average equity                                    7.13%         6.22%                 -5.52%         6.78%
Net interest margin                                         3.51%         3.87%                  3.43%         3.77%
Net interest spread                                         3.19%         3.58%                  3.18%         3.49%

                                                                At
                                                    ----------------------------
                                                       June 30       June 30
                                                        2008          2007
                                                    ----------------------------
BALANCES
Net Loans                                                $227,514      $220,239
Total Assets                                             $261,294      $255,458
Deposits                                                 $196,492      $189,712
Borrowings                                                $42,300       $43,800
Stockholders' Equity                                      $19,391       $18,916

CAPITAL  & CREDIT QUALITY RATIOS
Stockholders' equity to total assets                        7.42%         7.39%
Allowance for loan losses to total loans                    0.80%         0.50%
Nonperforming assets to total assets                        0.97%         0.19%

(1) Tangible book value per share deducts goodwill from common equity.
(2) Amounts for the three month period ended June 30, 2008 and 2007 are annualized.